Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges:

	2015	2014	2013	2012	2011

Loss before income taxes	(27,495,334)	(14,348,499)	(11,840,778)	(11,604,201)	(2,277,452)

Combined fixed charges:
Interest expense on borrowed funds	1,525,482	843,259	17,005	—	56,636
Total fixed charges	1,525,482	843,259	17,005	—	56,636

Earnings before income taxes and fixed charges	(25,969,852)	(13,505,240)	(11,823,773)	(11,604,201)	(2,220,816)

Ratio of earnings to fixed charges	*	*	*	*	*
Insufficient Coverage	(27,495,334)	(14,348,499)	(11,840,778)	(11,604,201)	(2,277,452)

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend:

	2015	2014	2013	2012	2011

Loss before income taxes	(27,495,334)	(14,348,499)	(11,840,778)	(11,604,201)	(2,277,452)

Combined fixed charges:
Interest expense on borrowed funds	1,525,482	843,259	17,005	—	56,636
Total fixed charges	1,525,482	843,259	17,005	—	56,636
Preferred stock dividends	24,240	23,015	29,840	38,240	38,240
Total Combined fixed charges and preferred stock dividends	1,549,722	866,274	46,845	38,240	94,876

Earnings before income taxes and fixed charges	(25,945,612)	(13,482,225)	(11,793,933)	(11,565,961)	(2,182,576)

Ratio of earnings to fixed charges	*	*	*	*	*
Insufficient Coverage	(27,495,334)	(14,348,499)	(11,840,778)	(11,604,201)	(2,277,452)